Exhibit 99

DIME COMMUNITY BANCSHARES, INC. REPORTS EARNINGS
Diluted Earnings Per Share of $1.97 for the Year and $0.02 for the Quarter; strong deposit growth with loan-to-deposit ratio reduced to 128%

Brooklyn, NY – January 26, 2017 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company”),  the parent company of Dime Community Bank (the “bank”), today reported net income of $72.5 million for the fiscal year ended December 31, 2016, or $1.97 per diluted common share. For the quarter ended December 31, 2016, net income was $732,000, or $0.02 per diluted common share.

During fiscal year 2016, the Company recognized two significant one-time items:

•	After tax gain on real estate sale of $37.5 million, or $1.02 per diluted common share, during the quarter ended March 31, 2016; and

•
Non-cash, non-tax deductible expense of $11.3 million, or $0.31 per diluted common share, on the prepayment of the Employee Stock Ownership Plan (“ESOP”) share acquisition loan during the quarter ended December 31, 2016.

Excluding the impact of these two items, as well as the impact of three non-recurring items which produced a net after-tax gain of $1.9 million, or $0.05 per diluted common share, in fiscal year 2015, the Company’s net income for fiscal year 2016 was $46.4 million, or $1.26 per diluted common share, compared with $42.9 million, or $1.18 per diluted common share in fiscal year 2015. For fourth quarter 2016, excluding the prepayment of the ESOP share acquisition loan (“ESOP Charge”), net income was $12.1 million, or $0.33 per diluted common share, compared with $10.5 million, or $0.29 per diluted common share, for third quarter 2016, and $11.4 million, or $0.31 per diluted common share, for fourth quarter 2015.

Kenneth J. Mahon, President and Chief Executive Officer of the Company, commented, “Dime had a solid performance in fiscal 2016, with strong growth in both loans and deposits while keeping our efficiency ratio flat and maintaining our stellar credit quality. While our core business remains strong, we made key investments to execute on our long-term strategy and are well positioned for growth and value creation for 2017 and beyond.”

Mr. Mahon concluded, “Our strong results in the fourth quarter were a fitting end to the year, and give us momentum into 2017 as we continue to focus on our customers and the communities we serve.”

Highlights for the full fiscal year of 2016, excluding the one-time items mentioned above, included:

•	Robust balance sheet growth, driven by real estate loan growth of 20%, which led total assets to exceed $6 billion;

•	Deposit growth of 38%, with the loan to deposit ratio reduced to 128.2%, the lowest level since 2007; and

•	Continued expense discipline, with the efficiency ratio of 48% unchanged from fiscal year 2015;

Highlights for the fourth quarter of 2016, excluding the ESOP Charge mentioned above, included:

•	Net interest margin (“NIM”) grew on a linked quarter basis for the first time since December 2015. NIM was 2.67% during the fourth quarter of 2016, compared to 2.59% during the third quarter of 2016;

•	Continued balance sheet growth, as real estate loans grew 11% (annualized) on a linked quarter basis and deposits grew 23% (annualized) on a linked quarter basis;

•	Operational excellence, with the ratio of non-interest expense to average assets of 1.25% and the efficiency ratio stable at 46.1%; and

•	Excellent credit quality, with nonperforming loans to total loans of eight (8) basis points.

As mentioned above, in electing to prepay the outstanding balance on the Company’s ESOP Share Acquisition Loan effective December 31, 2016, and merge the ESOP into the bank’s 401(K) plan, the Company incurred a $0.31 per diluted share charge to earnings during the fourth quarter 2016. Please refer to the Company’s press release dated December 28, 2016 for more detail.

Management’s Discussion of 2016 Operating Results

Net Interest Income

Net interest income in 2016 was $143.5 million, an increase of $13.5 million (10.4%) from 2015, excluding the impact of prepayment expense on borrowings of $1.4 million in 2015. The increase reflects a $20.8 million increase in interest income compared to only a $7.3 million increase in interest expense. The growth in interest income was driven by an increase of $907.5 million (20.4%) in average earning assets, which more than offset the 27 basis point decline in average yield. The increase in interest expense was attributable to an increase of $816.1 million (30.0%) in average interest-bearing deposits offset by a reduction in borrowed funds of $46.2 million (4.2%). NIM was 2.68% during 2016, compared to 2.92% in 2015. NIM was negatively impacted in 2016 by lower yields on loan originations compared to portfolio loans that amortized or refinanced and lower income recognized from loan prepayment activity. For 2016, income from prepayment activity totaled $9.0 million, benefiting NIM by 17 basis points, compared to $11.3 million, or 22 basis points in 2015.

Balance Sheet

Total assets grew by 19.3% in 2016, driven by growth in real estate loans of 20.0%. Real estate loan originations were $1.5 billion during 2016, up from $1.3 billion in 2015, and were supplemented by the purchase of $157.8 million in loan participations in 2016, compared to loan participations of $99.7 million in 2015. The loan payoff rate of 14.6% in 2016 was below the 2015 payoff rate of 19.6%. Deposits grew by 38.0% in 2016, while borrowings fell by 28.8%, leading to a decline in the cost of interest-bearing liabilities. The shift in funding mix reduced average funding cost by 7 basis points.

Non-Interest Income

Excluding the impact of the gain on real estate sale, non-interest income was $7.8 million in 2016, up slightly from $7.2 million in 2015, which excludes a gain on sale of securities of $1.4 million in 2015.

Non-Interest Expense

Excluding the impact of the ESOP Charge, non-interest expense was $72.5 million in 2016, an increase from $65.9 million in 2015, which excludes a post-retirement curtailment pre-tax gain of $3.4 million in 2015.

The ratio of non-interest expense to average assets, a key measure of operating efficiency, was 1.31% in 2016 after adjusting for the ESOP Charge, compared to 1.41% in 2015, as average asset growth of 19.2% outpaced the growth in non-interest expense. The efficiency ratio was 48.0% in 2016, essentially unchanged from 2015.

Credit Quality

During 2016, a loan loss provision of $2.1 million was recorded primarily due to growth in the loan portfolio and net charge offs totaled $97,000.

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the fourth quarter of 2016 was $37.9 million, an increase of $2.6 million (7.2%) from the third quarter of 2016 and an increase of $4.3 million (12.8%) over the fourth quarter of 2015.  NIM was 2.67% during the fourth quarter of 2016, compared to 2.59% in the third quarter of 2016 and 2.88% in the fourth quarter of 2015. The linked quarter increase in NIM was due to higher income recognized from loan prepayment activity and a decrease in the cost of interest bearing liabilities. For the fourth quarter of 2016, income from prepayment activity totaled $2.7 million, benefiting NIM by 19 basis points, compared to $1.7 million, or 12 basis points, during the third quarter of 2016 and $2.7 million, or 23 basis points, during the fourth quarter of 2015.

Average earning assets were $5.7 billion for the fourth quarter of 2016, a 17.2% (annualized) increase from $5.5 billion for the third quarter of 2016 and a 22.1% increase from $4.7 billion for the fourth quarter of 2015.

For the fourth quarter of 2016, the average yield on interest earning assets (excluding prepayment income) was 3.46%, one basis point lower than third quarter 2016 and 16 basis points lower than the 3.62% for fourth quarter 2015, while the average cost of funds was 1.13%, two basis points lower than the 1.15% for third quarter 2016 and flat with fourth quarter 2015. For the year ending December 31, 2017, $336.6 million of real estate loans with an average coupon of 3.70% are expected to reprice or mature.

Real Estate Loans

Real estate loan portfolio growth was $144.5 million (10.5% annualized) during the fourth quarter of 2016. Real estate loan originations were $354.4 million during the quarter, at a weighted average interest rate of 3.21%. Of this amount, $91.4 million represented loan refinances from the existing portfolio. Loan amortization and satisfactions totaled $210.0 million, or 15.1% (annualized) of the portfolio balance, at an average rate of 3.87%. The annualized loan payoff rate of 15.1% for fourth quarter 2016 was higher than third quarter 2016 (12.7%) and in line with fourth quarter 2015 (15.4%). The average yield on the loan portfolio (excluding income recognized from prepayment activity) was 3.46% during the fourth quarter of 2016, down 2 basis points compared to 3.48% in the third quarter of 2016 and 17 basis points compared to 3.63% in the fourth quarter of 2015. Average real estate loans were $5.6 billion in the fourth quarter of 2016, an increase of $231.4 million (17.4% annualized) from the third quarter of 2016 and an increase of $1.0 billion (22.1%) from the fourth quarter of 2015.

Deposits and Borrowed Funds

Deposit growth was $236.2 million (22.7% annualized) during the fourth quarter of 2016. Given the strong growth in deposits, the loan-to-deposit ratio fell to 128.2% at December 31, 2016, from 132.0% at September 30, 2016 and 147.5% at December 31, 2015. Core deposits increased to $3.3 billion during the fourth quarter of 2016, from $3.1 billion during the third quarter of 2016 and $2.3 billion during the fourth quarter of 2015. The average cost of deposits increased one basis point on a linked quarter basis to 0.87%.

Total borrowings decreased $51.0 million during the fourth quarter of 2016 as compared to the third quarter of 2016 due to deposit growth outpacing loan growth, and reflected management’s desire to decrease reliance on borrowed funds and to grow both its number of customers and deposits.

Non-Interest Income

Non-interest income was $1.8 million during the fourth quarter of 2016, which was $254,000 (12.3%) lower than the third quarter of 2016, given the majority of annual mortgage fees were recognized in the third quarter ($224,000). Non-interest income was relatively flat compared to the fourth quarter of 2015.

Non-Interest Expense

Non-interest expense, excluding the ESOP Charge, was $18.3 million during the fourth quarter of 2016, comparable to the $18.2 million recorded during the third quarter of 2016. Non-interest expense was $2.2 million (13.5%) higher than the fourth quarter of 2015, related to occupancy and marketing expenses.

The ratio of non-interest expense to average assets was 1.25% during the fourth quarter of 2016 excluding the ESOP Charge, compared to 1.29% during the third quarter of 2016 and 1.32% during the fourth quarter of 2015, reflecting annualized period-over-period average asset growth of 16.4% and 20.7%, respectively, which outpaced non-interest expense growth. The efficiency ratio was 46.1% during the fourth quarter of 2016 excluding the impact of the ESOP Charge, lower than the 48.8% during the third quarter of 2016 and slightly above the 45.7% during the fourth quarter of 2015.

Income Tax Expense

The effective income tax rate, excluding the impact of the ESOP Charge, approximated 42.3% during the fourth quarter of 2016, slightly higher than the 41.5% recorded in the third quarter of 2016.

Credit Quality

Non-performing loans were $4.2 million, or 0.08% of total loans, at December 31, 2016, a slight increase from $3.9 million, or 0.07% of total loans, at September 30, 2016. The allowance for loan losses was 0.36% of total loans at December 31, 2016, consistent with the 0.37% at September 30, 2016. At December 31, 2016, non-performing assets represented 1.6% of the sum of tangible capital plus the allowance for loan losses (this statistic is otherwise known as the "Texas Ratio") (see table at the end of this news release).  A loan loss provision of $529,000 was recorded during the fourth quarter of 2016, compared to a loan loss provision of $1.2 million during the third quarter of 2016, primarily due to lower linked quarter growth in the loan portfolio.

Capital Management

The Company’s consolidated Tier 1 capital to average assets (“leverage ratio”) was 10.03% at December 31, 2016, in excess of Basel III requirements.

The bank’s regulatory capital ratios continued to be in excess of Basel III requirements as well, inclusive of conservation buffer amounts. At December 31, 2016, the bank’s leverage ratio was 8.95%, while Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 11.60% and 12.05%, respectively.

Diluted earnings per common share, excluding the ESOP Charge, exceeded the quarterly cash dividend per share by 135.7% during the fourth quarter of 2016, equating to a 42.4% payout ratio.

Tangible book value per share was $13.78 at December 31, 2016, a 15.2% increase from $11.96 at December 31, 2015.

Outlook for the Quarter Ending March 31, 2017

At December 31, 2016, the bank had outstanding loan commitments totaling $181.2 million, at an average interest rate approximating 3.28%, all of which are likely to close during the quarter ending March 31, 2017. Loan commitments in the bank’s pipeline during January 2017 have interest rates that are higher than the average interest rate on commitments in the pipeline at December 31 2016, reflective of increases in rates by the Federal Reserve Bank during late fourth quarter 2016.  Loan prepayments and amortization are expected to fall within the projected annualized range of 10% - 15% during the March 2017 quarter.

The Company has a balance sheet growth objective of 10% for the year ending December 31, 2017, with a continued preference toward utilizing retail deposits for most of its funding needs.

Despite the recent policy actions of the Federal Open Market Committee, deposit and borrowing funding costs are expected to remain near current historically low levels through the March 2017 quarter. At December 31, 2016, the bank had $177.9 million of Certificate of Deposits at an average rate of 1.26%, and $229.5 million of borrowings, at an average rate of 0.96%, scheduled to mature during the March 2017 quarter. No significant increase or reduction in funding costs is anticipated from the rollover or re-positioning of these funds.

Loan loss provision, which totaled $1.2 million and $529,000 in the third and fourth quarters of 2016, respectively, will continue to be driven primarily by loan portfolio growth in the March 2017 quarter.

Non‐interest expense is expected to approximate $19.5 million during the March 2017 quarter, impacted in part by the expected opening of two de novo branches as well as by the build out of the business banking division.

The Company projects that the consolidated effective tax rate will approximate 39.0% in the March 2017 quarter.

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company had $6.01 billion in consolidated assets as of December 31, 2016. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Anthony J. Rose
Executive Vice President and Director of Investor Relations
718-782-6200 extension 5260

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	December 31, 2016	September 30, 2016	December 31, 2015
ASSETS:
Cash and due from banks	$113,503	$80,870	$64,154
Investment securities held to maturity	5,378	5,356	5,242
Investment securities available for sale	3,895	3,933	3,756
Mortgage-backed securities available for sale	3,558	3,647	431
Trading securities	6,953	6,890	10,201
Real Estate Loans:
One-to-four family and cooperative/condominium apartment	74,022	75,297	72,095
Multifamily and loans underlying cooperatives (1)	4,592,282	4,450,025	3,752,328
Commercial real estate	958,459	955,048	863,184
Unearned discounts and net deferred loan fees	8,244	8,121	7,579
Total real estate loans	5,633,007	5,488,491	4,695,186
Other loans	3,415	1,675	1,590
Allowance for loan losses	(20,536)	(20,049)	(18,514)
Total loans, net	5,615,886	5,470,117	4,678,262
Premises and fixed assets, net	18,405	15,666	15,150
Premises held for sale	1,379	1,379	8,799
Federal Home Loan Bank of New York capital stock	44,444	46,739	58,713
Other Real Estate Owned	-	18	148
Goodwill	55,638	55,638	55,638
Other assets	136,391	131,533	132,378
TOTAL ASSETS	$6,005,430	$5,821,786	$5,032,872
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$297,434	$270,698	$259,182
Interest Bearing Checking	106,525	94,313	78,994
Savings	366,921	365,966	368,671
Money Market	2,576,081	2,360,346	1,618,617
Sub-total	3,346,961	3,091,323	2,325,464
Certificates of deposit	1,048,465	1,067,941	858,846
Total Due to Depositors	4,395,426	4,159,264	3,184,310
Escrow and other deposits	103,001	117,309	77,130
Federal Home Loan Bank of New York advances	831,125	882,125	1,166,725
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	39,330	37,117	40,080
TOTAL LIABILITIES	5,439,562	5,266,495	4,538,925
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,572,745 shares, 53,520,581 shares, and 53,326,753 shares issued at December 31, 2016, September 30, 2016 and December 31, 2015, respectively, and 37,455,853 shares, 37,543,852 shares, and 37,371,992 shares outstanding at December 31, 2016, September 30, 2016 and December 31, 2015, respectively)	536	535	533
Additional paid-in capital	278,356	265,227	262,798
Retained earnings	503,539	507,956	451,606
Accumulated other comprehensive loss, net of deferred taxes	(5,939)	(8,110)	(8,801)
Unallocated common stock of Employee Stock Ownership Plan	-	(2,140)	(2,313)
Unearned Restricted Stock Award common stock	(1,932)	(2,303)	(2,271)
Common stock held by the Benefit Maintenance Plan	(6,859)	(6,859)	(9,354)
Treasury stock (16,116,892 shares,15,976,729 shares and 15,954,761 shares at December 31, 2016, September 30, 2016 and December 31, 2015, respectively)	(201,833)	(199,015)	(198,251)
TOTAL STOCKHOLDERS' EQUITY	565,868	555,291	493,947
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,005,430	$5,821,786	$5,032,872

(1)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Interest income:
Loans secured by real estate	$50,757	$48,090	$43,977	$191,856	$171,347
Other loans	39	28	23	115	93
Mortgage-backed securities	14	2	2	20	186
Investment securities	313	129	331	880	875
Federal funds sold and other short-term investments	667	707	552	2,756	2,290
Total interest income	51,790	48,956	44,885	195,627	174,791
Interest expense:
Deposits and escrow	9,348	8,635	6,225	32,374	23,005
Borrowed funds	4,544	4,974	5,074	19,767	23,222
Total interest expense	13,892	13,609	11,299	52,141	46,227
Net interest income	37,898	35,347	33,586	143,486	128,564
Provision (Credit) for loan losses	529	1,168	(439)	2,118	(1,330)
Net interest income after provision (credit) for loan losses	37,369	34,179	34,025	141,368	129,894

Non-interest income:
Service charges and other fees	863	1,123	761	3,429	3,323
Mortgage banking income, net	25	16	29	96	183
Gain on sale of real estate	-	-	-	68,183	-
Gain on sale of securities and other assets	-	-	-	40	1,384
Gain (loss) on trading securities	(25)	69	(14)	83	(111)
Other	954	863	963	4,103	3,837
Total non-interest income	1,817	2,071	1,739	75,934	8,616
Non-interest expense:
Compensation and benefits	20,834	9,431	9,354	49,505	34,990
Occupancy and equipment	3,111	3,250	2,549	12,103	10,514
Federal deposit insurance premiums	582	613	602	2,515	2,304
Other	5,111	4,938	3,634	19,708	14,685
Total non-interest expense	29,638	18,232	16,139	83,831	62,493

Income before taxes	9,548	18,018	19,625	133,471	76,017
Income tax expense	8,816	7,481	8,241	60,957	31,245

Net Income	$732	$10,537	$11,384	$72,514	$44,772

Earnings per Share ("EPS"):
Basic	$0.02	$0.29	$0.31	$1.97	$1.24
Diluted	$0.02	$0.29	$0.31	$1.97	$1.23

Average common shares outstanding for Diluted EPS	36,803,342	36,788,307	36,521,748	36,764,086	36,322,333

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
 UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Performance Ratios (Based upon Reported Net Income):
Reported EPS (Diluted)	$0.02	$0.29	$0.31	$1.97	$1.23
Return on Average Assets	0.05%	0.75%	0.93%	1.31%	0.96%
Return on Average Stockholders' Equity	0.52%	7.63%	9.32%	13.40%	9.40%
Return on Average Tangible Stockholders' Equity	0.57%	8.34%	10.30%	14.68%	10.42%
Net Interest Spread	2.51%	2.44%	2.72%	2.52%	2.72%
Net Interest Margin	2.67%	2.59%	2.88%	2.68%	2.89%
Non-interest Expense to Average Assets	2.01%	1.29%	1.32%	1.51%	1.34%
Efficiency Ratio	74.58%	48.82%	45.67%	55.48%	45.98%
Effective Tax Rate	92.33%	41.52%	41.99%	45.67%	41.10%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$15.11	$14.79	$13.22	$15.11	$13.22
Tangible Book Value Per Share	13.78	13.52	11.96	13.78	11.96

Average Balance Data:
Average Assets	$5,885,051	$5,653,103	$4,875,199	$5,554,768	$4,660,476
Average Interest Earning Assets	5,686,894	5,453,070	4,657,917	5,351,010	4,443,495
Average Stockholders' Equity	560,434	552,370	488,845	541,247	476,053
Average Tangible Stockholders' Equity	511,838	505,170	442,277	493,801	429,566
Average Loans	5,562,394	5,330,442	4,555,291	5,212,729	4,328,977
Average Deposits	4,281,627	3,973,753	3,109,044	3,799,437	2,939,914

Asset Quality Summary:
Net charge-offs (recoveries)	$43	$29	$6	$97	$(1,351)
Non-performing Loans (excluding loans held for sale)	4,237	3,875	1,611	4,237	1,611
Non-performing Loans/ Total Loans	0.08%	0.07%	0.03%	0.08%	0.03%
Nonperforming Assets (1)	$5,507	$5,155	$2,995	$5,507	$2,995
Nonperforming Assets/Total Assets	0.09%	0.09%	0.06%	0.09%	0.06%
Allowance for Loan Loss/Total Loans	0.36%	0.37%	0.39%	0.36%	0.39%
Allowance for Loan Loss/Non-performing Loans	484.68%	517.39%	1149.22%	484.68%	1149.22%
Loans Delinquent 30 to 89 Days at period end	$1,920	$20	$2,970	$1,920	$2,970

Consolidated Capital Ratios
Tangible Stockholders' Equity to Tangible Assets at period end	8.67%	8.80%	8.98%	8.67%	8.98%
Tier 1 Capital to Average Assets	10.03%	10.29%	10.70%	10.03%	10.70%

Regulatory Capital Ratios (Bank Only):
Common Equity Tier 1 Capital to Risk-Weighted Assets	11.60%	11.22%	11.55%	11.60%	11.55%
Tier 1 Capital to Risk-Weighted Assets ("Tier 1 Capital Ratio")	11.60%	11.22%	11.55%	11.60%	11.55%
Total Capital to Risk-Weighted Assets ("Total Capital Ratio")	12.05%	11.67%	12.03%	12.05%	12.03%
Tier 1 Capital to Average Assets	8.95%	9.04%	9.17%	8.95%	9.17%

Reconciliation of Reported and Adjusted ("non-GAAP") Net Income:
Net Income	$732	$10,537	$11,384	$72,514	$44,772
Less: After tax gain on sale of securities	-	-	-	-	(764)
Add: After-tax expense associated with the prepayment of borrowings	-	-	-	-	750
Less: After tax gain on the sale of real estate (2)	-	-	-	(37,483)	-
Less: After tax credit on curtailment of postretirement health benefits	-	-	-	-	(1,868)
Add: After-tax expense associated with the prepayment of the ESOP Share Acquisition Loan (3)	11,319	-	-	11,319	-
Adjusted ("non-GAAP") net income	$12,051	$10,537	$11,384	$46,350	$42,890

Performance Ratios (Based upon "non-GAAP Net Income" as calculated above):
EPS (Diluted)	$0.33	$0.29	$0.31	$1.26	$1.18
Return on Average Assets	0.82%	0.75%	0.93%	0.83%	0.92%
Return on Average Stockholders' Equity	8.60%	7.63%	9.32%	8.56%	9.01%
Return on Average Tangible Stockholders' Equity	9.42%	8.34%	10.30%	9.39%	9.98%
Net Interest Spread	2.51%	2.44%	2.72%	2.52%	2.72%
Net Interest Margin	2.67%	2.59%	2.88%	2.68%	2.92%
Non-interest Expense to Average Assets	1.25%	1.29%	1.32%	1.31%	1.41%
Efficiency Ratio	46.10%	48.82%	45.67%	47.98%	48.00%

(1)
Amount comprised of total non-accrual loans, other real estate owned, and the recorded balance of pooled bank trust preferred security investments that were deemed to meet the criteria of a non-performing asset.

(2)	The gain on the sale of real estate was taxed at the Company's statutory tax rate of 45%.

(3)	The expense for the prepayment of the ESOP Share Acquisition Loan is a non-taxable transaction

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	December 31, 2016			September 30, 2016			December 31, 2015
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$5,560,078	$50,757	3.65%	$5,328,712	$48,090	3.61%	$4,553,788	$43,977	3.86%
Other loans	2,316	39	6.74	1,730	28	6.47	1,503	23	6.12
Mortgage-backed securities	3,593	14	1.56	456	2	1.75	425	2	1.88
Investment securities	16,821	313	7.44	16,718	129	3.09	18,773	331	7.05
Other short-term investments	104,086	667	2.56	105,454	707	2.68	83,428	552	2.65
Total interest earning assets	5,686,894	$51,790	3.64%	5,453,070	$48,956	3.59%	4,657,917	$44,885	3.85%
Non-interest earning assets	198,157			200,033			217,282
Total assets	$5,885,051			$5,653,103			$4,875,199

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$100,134	$58	0.23%	$91,979	$55	0.24%	$76,932	$56	0.29%
Money Market accounts	2,476,810	5,348	0.86	2,196,387	4,702	0.85	1,548,821	3,060	0.78
Savings accounts	365,350	45	0.05	366,921	46	0.05	365,563	46	0.05
Certificates of deposit	1,064,241	3,897	1.46	1,056,346	3,832	1.44	873,910	3,063	1.39
Total interest bearing deposits	4,006,535	9,348	0.93	3,711,633	8,635	0.93	2,865,226	6,225	0.86
Borrowed Funds	863,131	4,544	2.09	983,756	4,974	2.01	1,094,438	5,074	1.84
Total interest-bearing liabilities	4,869,666	$13,892	1.13%	4,695,389	$13,609	1.15%	3,959,664	$11,299	1.13%
Non-interest bearing checking accounts	275,092			262,120			243,818
Other non-interest-bearing liabilities	179,859			143,224			182,872
Total liabilities	5,324,617			5,100,733			4,386,354
Stockholders' equity	560,434			552,370			488,845
Total liabilities and stockholders' equity	$5,885,051			$5,653,103			$4,875,199
Net interest income		$37,898			$35,347			$33,586
Net interest spread			2.51%			2.44%			2.72%
Net interest-earning assets	$817,228			$757,681			$698,253
Net interest margin			2.67%			2.59%			2.88%
Ratio of interest-earning assets to interest-bearing liabilities		116.78%			116.14%			117.63%

Deposits (including non-interest bearing checking accounts)	$4,281,627	$9,348	0.87%	$3,973,753	$8,635	0.86%	$3,109,044	$6,225	0.79%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income	$2,669		$1,695		$2,675
Real estate loans (excluding net prepayment and late payment fee income)		3.46%		3.48%		3.63%
Interest earning assets (excluding net prepayment and late payment fee income)		3.46%		3.47%		3.62%
Net Interest income (excluding net prepayment and late payment fee income)	$35,229		$33,652		$30,911
Net Interest margin (excluding net prepayment and late payment fee income)		2.48%		2.47%		2.65%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars in thousands)

Non-Performing Loans	At December 31, 2016	At September 30, 2016	At December 31, 2015
One- to four-family and cooperative/condominium apartment	$1,012	$485	$1,113
Multifamily residential and mixed use residential real estate (1)(2)	2,675	3,219	287
Mixed use commercial real estate (2)	549	169	-
Commercial real estate	-	-	207
Other	1	2	4
Total Non-Performing Loans (3)	$4,237	$3,875	$1,611
Other Non-Performing Assets
Non-performing loans held for sale	-	-	-
Other real estate owned	-	18	148
Pooled bank trust preferred securities (4)	1,270	1,262	1,236
Total Non-Performing Assets	$5,507	$5,155	$2,995

TDRs not included in non-performing loans (3)
One- to four-family and cooperative/condominium apartment	407	410	598
Multifamily residential and mixed use residential real estate (1)(2)	658	667	696
Mixed use commercial real estate (2)	4,261	4,282	4,344
Commercial real estate	3,363	3,380	3,428
Total Performing TDRs	$8,689	$8,739	$9,066

(1)	Includes loans underlying cooperatives.

(2)
While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in this table because there is a residential component to the income, which makes them generally viewed as less risky than pure commercial real estate loans.

(3)
Total non-performing loans include some loans that were modified in a manner that met the criteria for a TDR.  These non-accruing TDRs totaled $207 at December 31, 2015, and are included in the non-performing loan table, but excluded from the TDR amount shown above. There were no non-accruing TDRs at December 31, 2016 or September 30, 2016.

(4)	As of the dates presented, certain pooled bank trust preferred securities were deemed to meet the criteria of a non-performing asset.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At December 31, 2016	At September 30, 2016	At December 31, 2015
Total Non-Performing Assets	$5,507	$5,155	$2,995
Loans 90 days or more past due on accrual status (5)	3,070	2,165	4,532
TOTAL PROBLEM ASSETS	$8,577	$7,320	$7,527

Tier One Capital - Dime Community Bank	$521,457	$505,166	$440,374
Allowance for loan losses	20,536	20,049	18,514
TANGIBLE CAPITAL PLUS RESERVES	$541,993	$525,215	$458,888

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	1.6%	1.4%	1.6%

(5)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.